EXHIBIT 10.1


                           SHARE PURCHASE AGREEMENT


       THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into effective as of April 13, 2006, by and between Kelton Capital Group Limited (hereinafter "KCGL"), a corporation registered in the British Virgin Islands, and certain Shareholders of Scientific Energy, Inc. (hereinafter "SCFE Shareholders"). Each of KCGL and SCFE Shareholders is also referred to as a "Party", collectively the "Parties".

	                              RECITALS

       WHEREAS, SCFE Shareholders, whose identities are set forth in the list attached hereto as Exhibit 1, are the beneficial owners and hold of record 8,834,395 shares, which constitute 96.46% of the capital stock of Scientific Energy Inc. (hereinafter "SCFE"), a corporation registered in the State of Utah;

       WHEREAS, SCFE Shareholders desire to sell to KCGL 7,905,000 shares of the capital stock of SCFE (hereinafter "SCFE Shares"); and

       WHEREAS, KCGL desires to acquire the SCFE Shares from SCFE Shareholders and agrees to pay five hundred thirty-nine thousand nine hundred twenty-nine dollars ($539,929) as consideration therefor.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1)  TERMS OF SHARE TRANSFER AND ACQUISITION

    a) Purchase and Sale of SCFE Shares. Subject to the terms and conditions of this Agreement, KCGL agrees to purchase from SCFE Shareholders, and SCFE Shareholders agree to sell to KCGL all of the SCFE Shares. In consideration for the SCFE Shares, KCGL agrees to pay to SCFE Shareholders a sum in the amount of five hundred thirty-nine thousand nine hundred twenty-nine U.S. dollars ($539,929) (hereinafter the "Consideration").

2)  THE CLOSING.

    a) The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon:

       i) the execution and delivery of this Agreement by the Parties;

       ii) the delivery by SCFE's stock transfer agent to KCGL of a stock certificate or stock certificates representing the SCFE Shares, newly issued, or endorsed in blank or accompanied by stock powers that shall be in form reasonably acceptable to KCGL, and;

       iii) the payment of the Consideration to SCFE Shareholders by certified check or wire transfer in immediately available funds. The date on which the Closing occurs shall be referred to as the "Closing Date".

3)  REPRESENTATIONS, WARRANTIES AND COVENANTS

    a) Representations, Warranties and Covenants of SCFE Shareholders. SCFE Shareholders hereby represent and warrant to KCGL that the statements contained in this Section 3.a. are correct and complete as of the Closing Date.

       i) Organization and Authorization of SCFE. SCFE is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business in all jurisdictions where such qualification is necessary. SCFE has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform its obligations under, this Agreement. SCFE Shareholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder.

      ii) Capitalization. As of the date hereof and on the Closing Date, there are 9,158,488 shares of common stock issued and outstanding. No preferred stock has been issued and outstanding.

      iii) SCFE Shares. SCFE Shareholders hold of record and own beneficially a total of 8,834,395 shares, which constitute 96.46% of the capital stock of SCFE currently issued and outstanding, clear of any restrictions on transfer, and clear of any liens, security interests, claims and other encumbrances. There are no (i) other securities convertible or exchangeable for shares of capital stock of SCFE, or
           (ii) outstanding rights, rights of first refusal or similar rights for, or understandings relating to, the purchase of any shares of SCFE's capital stock, and SCFE is not obligated in any other manner to issue any shares. SCFE Shareholders are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of SCFE. All of the issued and outstanding shares of the capital stock of SCFE have been duly authorized and are validly issued, fully paid and non-assessable. SCFE has not granted or agreed to grant any individual or entity any registration rights. SCFE has not granted previously redemption or repurchase rights in connection with the issuance of its shares.

      iv) SCFE's Trading and Reporting Status. The shares of capital stock of SCFE are traded on the Over the Counter Bulletin Board ("OTC/BB") under the ticker symbol of SCFE.OB. SCFE has been current with all requisite filings with the U.S. Securities and Exchange Commission (the "SEC"). SCFE Shareholders will cause SCFE to be current with all SEC reporting obligations on the Closing Date. After the Closing, SCFE Shareholders will file, or cause to be filed, all requisite SEC reporting documents in connection with the sale and purchase of the SCFE Shares.

       v) Legal Proceedings. There are no actions, suits or proceedings pending or threatened against SCFE or SCFE Shareholders, or their respective assets or affiliates before any court, governmental department, commission, board, business or agency.

      vi) Undisclosed Liabilities. SCFE does not have any liability except as set forth on the face of its most recent audited financial statements, a copy of which has been delivered to KCGL. SCFE Shareholders will pay off any and all accrued liabilities existing as of the date of the Closing.

      vii) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which SCFE Shareholders are subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which SCFE or SCFE Shareholders are a party or by which they are bound or to which any of their assets or properties is subject.

     viii) Tax Matters. SCFE (i) has paid to the proper authorities when due all taxes and other levies, assessments, fees, claims or other charges imposed by any governmental authority to SCFE or its affiliated entities; (ii) has filed when due all tax returns that are required to be filed; and (iii) is not the beneficiary of any extension of time within which to file any tax return. No director or officer of SCFE expects any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of SCFE.

      ix) Real Property. SCFE does not own any real property. SCFE has delivered to KCGL copies of all leases for any real property leased by SCFE. Each such lease is legal, valid, binding and will be in full force and effect upon the consummation of the transaction hereunder and there are no disputes with respect to any such lease.

       x) Contracts. SCFE has delivered to KCGL copies of all material agreements (and a written summary of all verbal agreements) to which SCFE is a party. All such agreements are legal, valid, binding and will continue to be legal, valid and enforceable on identical terms upon the consummation of the transactions contemplated hereby. SCFE Shareholders hereby covenant that SCFE will not enter into any material agreements with an aggregated value in excess of five thousand dollars ($5,000) with any third party from the date hereof to the Closing Date.

      xi) Environmental Matters. SCFE is not and has not been in violation of any law, regulation or ordinance dealing with the protection of human health and the environment ("Environmental Laws") and there are not and there have never been any claims, notices, demands, or proceedings related to SCFE or its affiliated entities alleging liability under or violation of Environmental Laws.

     xii) Brokers or Finders. SCFE has no liability, contingent or otherwise, for any brokerage or finders' fees, agents' commissions or any similar charges or compensation in connection with this Agreement or the transactions contemplated hereby.

    xiii)  Disclosure.  The representations and warranties contained in this
           Section 3.a. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.a. not misleading.

  b) Representations, Warranties and Covenants of KCGL. KCGL hereby represents and warrants to SCFE Shareholders that the statements contained in this
      Section 3.b are correct and complete as of the Closing Date.

      i) Authorization of Transaction. KCGL has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     ii) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which KCGL is subject, or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which KCGL is a party or by which it is bound or to which any of its assets or properties is subject.

    iii) Investment Purpose. The SCFE Shares to be acquired will bear restrictive legends. KCGL has the sophistication to make an investment in the SCFE Shares and is able to assume the financial risk associated therewith without the protections of the Securities Act of 1933 and the registration provisions of Section 5 thereunder.

     iv)  Disclosure.  The representations and warranties contained in this
          Section 3.b. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.b. not misleading.

4)  MISCELLANEOUS

    a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including that certain Share Purchase Agreement entered into by and between the Parties dated as of July 9, 2002.

    b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

    c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    d) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Hong Kong, without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the laws of any state or jurisdiction other than Hong Kong.

    e) Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

    g) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    h) Construction: Official Version. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

    i) Dispute Resolution. Any disputes arising under this Agreement or connected herewith shall solely and exclusively be settled by arbitration to be conducted by one arbitrator in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect, excepting those disputes governed by Section
        4. j. below. If the Parties are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three
        (3) arbitrators that shall be comprises of one (1) arbitrator designated by each party and a third arbitrator designated by the two (2) arbitrators selected by the Parties. Unless the Parties agree otherwise, the arbitration proceedings shall take place in Hong Kong, and the arbitrator(s) shall apply the law of Hong Kong to all issues in dispute. All arbitration proceedings hereunder shall be conducted in English. The findings of the arbitrator(s) shall be final and binding on the Parties. Judgment may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance for the award and an order or enforcement, as the party seeking to enforce that award may elect.

    j) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of Hong Kong having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or equity.

      IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.


Kelton Capital Group Limited	 		SCFE Shareholders (as represented)


By: /s/ Stanley Chan		           By: /s/ Todd Crosland
  ---------------------------              -----------------------------
  Stanley Chan, President                        Todd Crosland